Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG CHEMICALS REPORTS SECOND QUARTER 2011 RESULTS
Second Quarter Net Sales Increase by 44% Year-Over-Year
HOUSTON, TX — March 11, 2011 — KMG Chemicals, Inc. (NASDAQ GS: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for its fiscal second quarter ended January 31, 2011. KMG has consolidated the results of operations of its March 29, 2010 Electronic Chemicals acquisition, and has also included pro forma results of this acquisition for the quarter ended January 31, 2010 in this news release.
Overview of 2011 Fiscal Second Quarter and First Half Results
For the second quarter, net sales increased 44% to $64.9 million from $45.1 million in the second quarter of 2010, driven primarily by the inclusion of the Electronic Chemicals business acquired in March 2010. Operating income in the fiscal 2011 second quarter declined to $4.8 million from $6.9 million in the second quarter of last year. KMG recorded net income of $2.4 million, or $0.21 per diluted share, for the second quarter of fiscal 2011, compared to net income of $4.0 million, or $0.35 per diluted share, in the second quarter of last year. As previously announced, in the 2011 fiscal second quarter the Company incurred one-time costs in its Electronic Chemicals segment totaling $172,000 related to the retirement of equipment in Bay Point, California in connection with the integration of the March 2010 acquisition, and incurred temporarily higher supply chain costs.
For the first half of fiscal 2011, net sales rose 34% to $127.0 million, operating income was $10.4 million, and net income was $5.9 million or $0.52 per diluted share. This compared to net sales of $94.5 million, operating income of $14.9 million, and net income of $8.6 million or $0.75 per diluted share in the same period in fiscal 2010. As noted in earlier releases, the first half of fiscal 2010 benefited from an unusually strong first quarter associated with a favorable product mix in our wood treating business combined with a dramatic, short-lived drop in raw material prices. A movement back to more normalized raw material pricing occurred in the latter half of fiscal 2010.
Business Unit Overview and Trends
Net Sales & Operating Income by Business ($ in millions; includes effects of rounding)

	Three Months Ended		Three Months Ended
	January 31, 2011		January 31, 2010
	Net Sales / % of Total	Operating Income	Net Sales / % of Total	Operating Income
Electronic Chemicals	$36.0 / 55%	$1.3	$22.9 / 51%	$2.5
Wood Treating Chemicals	$25.8 / 40%	$4.4	$19.8 / 44%	$5.5
Animal Health	$3.1 / 5%	$0.144	$2.4 / 5%	$0.087

Total	$64.9		$45.1

Allocation of Corporate Overhead
During the first quarter of fiscal year 2011, the Company changed the method it uses to allocate corporate overhead costs to its reportable segments. The result is that all corporate overhead is now allocated except for those amounts associated with the Company’s operation as a public entity. The allocated costs are based on segment net sales. Prior year segment operating income amounts have been revised to reflect the current method.
Electronic Chemicals
Neal Butler, President and CEO of KMG, commented, “The consolidation of our U.S. Electronic Chemicals manufacturing into our Hollister, CA and Pueblo, CO plants is progressing well and our integration efforts remain on schedule, with completion expected near the end of the fourth quarter of fiscal 2011. The capital investment in our two U.S. facilities to accommodate larger production volumes was completed on time and within budget. Also, we have won significant additional business from a large customer in the U.S. and are investing approximately $3.0 million to increase our fleet of bulk delivery trailers to accommodate the incremental sales volume which we expect to realize in the first quarter of fiscal 2012.
“Revenues increased 57% to $36.0 million in the second quarter from $22.9 million in the prior year’s second quarter due primarily to the March 2010 acquisition. Income from operations for this segment in the second fiscal quarter was $1.3 million compared to $2.5 million in the same period last year. We implemented a global price increase in the third fiscal quarter, primarily to address the raw material price pressure we have been experiencing over the first half of this fiscal year.
“During the quarter, we also incurred some duplicative plant costs. We paid for the expanded operations at our Pueblo and Hollister facilities while continuing to pay for the contract manufacturing locations operated by Air Products and General Chemical as production was transitioned out of those sites. Those duplicative plant costs will be eliminated once production is consolidated into Pueblo and Hollister at the end the fourth fiscal quarter. We operate with approximately 60 days of production in inventory, so there is approximately two months of delay between the time that manufacturing costs decline and that we realize the benefit in our income statement.”
Mr. Butler continued, “Our distribution expense in this segment increased by $2.7 million, compared to last year’s second quarter primarily due to increased sales volume associated with the acquisition. We also experienced short-lived supply shortages in the U.S. and Europe for two raw materials that required us to incur higher costs to meet customers’ needs, as well as the impact of higher diesel prices. Distribution expense as a percentage of revenue increased to 17.4% in the second quarter, up from 15.6% in the second quarter of fiscal 2010 due to the factors above and as we effected the consolidation of our U.S. manufacturing, which has produced some temporary inefficiencies.
“The logistics required to maintain a high level of service to our customers is complex, and we are in the process of optimizing our shipping lanes given the new production locations. Taking into consideration the current higher diesel prices, we anticipate being able to get distribution expenses back down to the mid-16% range by the end of the fiscal year.”
Mr. Butler went on to say, “In the first half of fiscal 2011, we spent approximately $2.1 million in equipment purchases and upgrades to our Pueblo, CO and Milan, Italy facilities, as well as $1.3 million associated with our ongoing expansion at the Hollister facility. The integration of the acquisition will result in improved capacity utilization which should increase operating margins for our North American business by 200 basis points once complete. We expect to fully realize the benefits of this integration once the consolidation of operations is completed.

“Looking beyond the operational and financial benefits of this acquisition, we expect to see a more robust new business environment in this segment as several of our customers in the U.S. have over $15 billion of expected expansions in progress or in the planning stage. We anticipate an approximate 5% — 8% increase in revenue over the next 12 months due to the first of this new business coming on stream, as well as our previously announced price increase.”
Wood Treating Chemicals
Commenting on the Company’s Wood Treating Chemicals business, Mr. Butler continued, “Our Wood Treating unit performed strongly in the 2011 second fiscal quarter with both Creosote and Penta sales rebounding from the lower levels experienced in the comparable period in fiscal 2010. Creosote sales in the fiscal 2011 second quarter rose 40% to $20.5 million from $14.7 million in the same period last year due to an increase in sales volume, partially offset by lower prices and a shift in product mix. We are experiencing an increase in demand from our rail customers as rail tie production rates trend up. We expect continued strong sales volumes in the second half of the fiscal year.
“Income from operations in the Creosote segment was $2.8 million for the current quarter compared to $4.1 million in the second quarter of fiscal 2010. In addition to lower average pricing, we experienced higher costs for steaming and rail car cleaning that added $123,000 in the current quarter over the previous year’s amount. We believe that increased Creosote throughput and milder temperatures will cause steaming costs and rail car cleaning costs to decline in the second half of fiscal 2011. While unit margins will be lower than fiscal 2010, demand is expected to continue at current levels, with second half volumes running notably ahead of last year.”
Mr. Butler commented, “Penta sales rose by $168,000 in the second quarter to $5.3 million due to an incremental increase in purchases of treated poles by utility companies. Income from operations from Penta increased 8% to $1.6 million from $1.4 million in the same period of last year. We expect Penta sales to continue at these approximate levels through the remainder of the year.”
Overall, Wood Treating contributed $4.4 million to operating profits in the second quarter of fiscal 2011, compared to $5.5 million in the same period last year. The difference is attributable to the strong performance for Creosote in the second quarter of fiscal 2010, a residual effect of the previously mentioned market conditions that existed for that segment in the first half of fiscal 2010.
Animal Health
Mr. Butler continued, “We continue to benefit from the recovery in the U.S. food animal sector. Sales in this segment rose by 27% in the second quarter to $3.1 million and income from operations was up 66% to $144,000 for the quarter. We have seen an increase in demand for our Animal Health products in other countries, and have had recent success in obtaining product registrations in a number of South American countries. We believe we will continue to see improved results for this segment through the balance of fiscal 2011.”
Of note, net sales of Animal Health pesticides have historically been seasonally weighted to KMG’s third and fourth fiscal quarters.

Balance Sheet & Cash Flow Overview
John V. Sobchak, CFO of KMG, commented, “As of January 31, 2011, working capital was $43.7 million, which was basically flat with the fiscal year-end. We funded $1.9 million of capital expenditures, while reducing total debt by $2.0 million during the quarter. Included in our total debt of $52.3 million is $17.0 million borrowed on our $50.0 million revolving credit facility. That is the amount remaining after using the revolver to help fund our March 2010 acquisition for $26.8 million. At the end of the fiscal second quarter, we had shareholders’ equity of $92.2 million, up 9% from $84.8 million at fiscal 2010 year end. Cash flow from operations was $10.4 million for the six months ended January 31, 2011. Depreciation and amortization for the first half of the fiscal year was $3.8 million. As we reduced operations in Bay Point, CA in conjunction with our manufacturing consolidation, we identified certain equipment to be taken out of service and changed the estimated useful lives of the equipment to remain in operation at that location. The depreciation and amortization expense for the first six months of fiscal 2011 includes the effects of those changes.”
Outlook
Mr. Butler concluded, “We experienced somewhat lower operating and net income in the second quarter of this fiscal year than anticipated due to the temporary expense increases described above, as well as higher raw material and energy costs. While we expect net income for the second half of the fiscal year to significantly exceed the comparable period of fiscal 2010, we now project net income for the full fiscal year to be approximately in-line with our fiscal 2010 results. Our Electronic Chemicals manufacturing consolidation project is on schedule for completion this fiscal year and we remain confident that the March 2010 acquisition will significantly contribute to our bottom line growth in fiscal 2012. We also anticipate organic growth opportunities in the coming years as our semiconductor customers continue to invest in their North American manufacturing base.
“As we previously announced, we increased our quarterly dividend by 25%, which we believe is reflective of the intermediate and long-term growth rate the Board of Directors and management anticipates for the Company’s earnings. While we are focused in the near-term on completing the integration of our acquisition, we continue to seek suitable growth opportunities in keeping with our strategy to acquire, operate and integrate profitable business lines, which includes adding a new platform in the 2013/2014 timeframe.”
Conference Call
Date: Friday, March 11, 2011
Time: 10:00 am ET
Dial-in: (877) 709-8150 (Domestic), (201) 689-8354 (International)
Webcast: www.kmgchemicals.com — Conference Calls and Events (live & replay)
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Devin Sullivan
212-836-9608
DSullivan@equityny.com
www.theequitygroup.com
(See accompanying tables)

KMG CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands except for per share data)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2011	2010	2011	2010

NET SALES	$64,936	$45,134	$127,040	$94,548

COST OF SALES	46,670	28,422	91,406	59,445

Gross Profit	18,266	16,712	35,634	35,103

DISTRIBUTION EXPENSES	7,351	4,356	13,723	9,377
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,109	5,432	11,545	10,852

Operating income	4,806	6,924	10,366	14,874

OTHER INCOME (EXPENSE):
Interest income	—	1	1	2
Interest expense	(599)	(535)	(1,194)	(1,092)
Other, net	(241)	(71)	(190)	(99)

Total other expense, net	(840)	(605)	(1,383)	(1,189)

INCOME BEFORE INCOME TAXES	3,966	6,319	8,983	13,685

Provision for income taxes	(1,506)	(2,356)	(3,007)	(5,102)

INCOME FROM CONTINUING OPERATIONS	2,460	3,963	5,976	8,583

DISCONTINUED OPERATIONS
Loss from discontinued operations, before income taxes	(47)	—	(47)	—
Income tax benefit	11	—	11	—

Loss from discontinued operations	(36)	—	(36)	—

NET INCOME	$2,424	$3,963	$5,940	$8,583

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.21	$0.36	$0.53	$0.77
Loss from discontinued operations	—	—	—	—

Net income	$0.21	$0.36	$0.53	$0.77

Diluted
Income from continuing operations	$0.21	$0.35	$0.52	$0.75
Loss from discontinued operations	—	—	—	—

Net income	$0.21	$0.35	$0.52	$0.75

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,308	11,162	11,303	11,153
Diluted	11,495	11,420	11,477	11,397

SUPPLEMENTAL DATA:
Depreciation and amortization expense	1,606	1,438	3,846	2,817

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
The following table sets forth pro forma results had the General Chemical acquisition occurred as of the beginning of fiscal year 2009 (in thousands, except per share data). The unaudited pro forma financial information is not necessarily indicative of what our consolidated results of operations would have been had we completed the acquisition as of the dates indicated.

	Three months	Six months
	ended	ended
	January 31, 2010	January 31, 2010
	(Unaudited)
	(in thousands, except per share data)

Revenues	$55,374	$115,571
Operating income	7,601	16,103
Net income	4,364	9,298
Earnings per share — basic	$0.39	$0.83
Depreciation included in the pro forma financial information is approximately $230,000 per month
KMG Chemicals, Inc.
Balance Sheet Highlights
(In thousands)
(UNAUDITED)

	January 31,	July 31,
	2011	2010

Cash and cash equivalents	$4,456	$4,728

Net working capital	43,691	43,388

Total assets	177,063	176,021

Long-term debt	52,333	59,333

Shareholders’ Equity	92,211	84,778